September 5, 2018

TO:
All Stockholders
(Addressed Individually)

SUBJECT:                   Report from the President

At the Bank

A Critical Role

In August, the credit rating agency S&P Global Ratings issued a pair of reports on, respectively, the Federal Home Loan Bank System and the Federal Home Loan Bank of New York. The two reports reflect not only the strong performance of our cooperative and our System, but also the critical role the Home Loan Banks play in our nation’s economy.

In its report on the System, S&P Global stated: “We believe that within the U.S. housing finance framework, the FHLB System has a critical public-policy role as one of the most important national liquidity providers to U.S. mortgage lenders, particularly during stressful conditions, when private-sector liquidity often proves unreliable.” We take great pride in our ability to meet the funding needs of our members in any and all environments, a pride we share with our 10 fellow Home Loan Banks. And as both individual cooperatives and a full System, we successfully act on this role, as reflected by S&P Global’s AA+/Stable/A-1+ rating for each Home Loan Bank. We play a critical role because we support a vital institution: the local lender. As S&P Global noted, “FHLBanks provide their members with a reliable source of funding for housing finance, community lending, and asset-liability management, as well as liquidity for members’ short-term needs.” These are the activities that keep our economy strong and helps communities grow, and we are proud to support our members with our reliable funding.

The S&P Global report on our cooperative was also very positive. The report stated that S&P Global viewed our “business position as strong, reflecting the company’s established market position, recurring business volumes, and public policy role…” The report also characterized us as having strong capital, good liquidity, stable earnings and a strong risk position, all of which contribute to our ability to serve as your trusted partner.

The S&P Global reports also highlighted several potential weaknesses within the Federal Home Loan Bank System, chief among them being “longer-term uncertainty related to potential legislative changes associated with broader housing finance reform.” We have seen housing finance reform efforts undergo numerous starts and stops since the financial crisis, but the S&P Global report serves as an important reminder that, if and when housing finance reform efforts gain steam, it will be important to help ensure that any legislation does not impact our ability to continue to meet the needs of our members and the communities we all serve.

Strong Performance, Positioned to Help

The strong and consistent performance of our franchise that the S&P Global reports highlight positions us to provide our members with a return on your investment in our cooperative. We most recently accomplished this on August 16, when our Board approved a 6.75 percent dividend for the second quarter of 2018. But our performance also positions us to provide a return to the communities in which we and our members operate. Each year, we provide this return through our Affordable Housing Program and our First Home Club. And earlier this year, we announced our Homeowner Recovery Grant and Small Business Recovery Grant programs – programs we developed in line with our strategic framework for disaster response to assist in recovery efforts in Puerto Rico and the U.S. Virgin Islands following the devastation to the region brought by hurricanes Irma and Maria. These programs, funded with $5 million approved by our Board, are administered by our Caribbean members and housing partners – the local institutions that know the needs of the communities as they continue to recover from last year’s storms. When we created these programs, it was our belief that having local institutions administer them would allow for the funding to most effectively reach the households and small businesses in need. And, at our August Board meeting, we saw just how effective this local partnership can be.

At this meeting, our Directors received a presentation from PathStone Corporation on how this non-profit organization is putting our Homeowner Recovery Grants to work. The presentation showed before-and-after pictures of three households that have received funding to rehabilitate or relocate their homes, as well as pictures of the damaged homes of three additional households who will soon receive the same support. The impact of seeing these photos side-by-side was truly striking: the anguish over the damage done, and the hopefulness of the fresh start these rebuilt homes will provide. As PathStone noted in its presentation, “We don’t just build and repair roofs, we change lives.” That is what we saw in the presentation, and what we see every year in our Affordable Housing Program and First Home Club. And it is what we will see later this month when our employees join with Habitat for Humanity of Bergen County for our annual volunteer builds. The impact the partnership between a local lender and a housing organization can have on a community is vital, affecting real people and helping real lives. It is a partnership we are proud to support, in Puerto Rico and the U.S. Virgin Islands, across our District and beyond.

As we conclude summer and move towards the final stretch of 2018, I look forward to continuing to build on our partnerships with all of our members, providing the products and programs that support your business, and working together to close out the year on a strong and positive note.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.